                                                                 24(b)(4)(b)(ix)

                   GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

THIS RIDER IS EFFECTIVE ON THE RIDER DATE. ELECTION OF THIS RIDER IS IRREVOCABLE AND MAY ONLY BE TERMINATED AS PROVIDED IN THE TERMINATION PROVISION BELOW. EXCEPT WHERE THIS RIDER PROVIDES OTHERWISE, IT IS A PART OF, AND SUBJECT TO, THE OTHER TERMS AND CONDITIONS OF THE CONTRACT TO WHICH IT IS ATTACHED. IF THIS RIDER IS ADDED TO A PREVIOUSLY ISSUED CONTRACT, IT REPLACES AND SUPERSEDES ANY OTHER PREVIOUSLY ISSUED GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER TO THE CONTRACT.

SPECIFICATIONS

ACCUMULATION BENEFIT AMOUNT      The greater of

                                      (a)  100% of Payments in the first
                                           Contract Years after the Rider Date
                                           up to the Maximum Benefit, or

                                      (b)  The Contract Value on the 10th
                                           Contract Anniversary following the
                                           Rider Date plus 100% of the fees for
                                           this Rider deducted from the Rider
                                           Date up to and including the 10th
                                           Contract Anniversary following the
                                           Rider Date.

ACCUMULATION BENEFIT DATE        The 10th Contract Anniversary after the Rider
                                 Date.

ADDITIONAL PAYMENT LIMIT:        $100,000

GUARANTEED WITHDRAWAL
PERCENTAGE:                      8%

MAXIMUM BENEFIT:                 $5,000,000

MAXIMUM RIDER FEE PERCENTAGE:    0.95%

RIDER DATE:                      04/17/2008

RIDER FEE PERCENTAGE:            0.50%

STEP-UP DATE:                    Every 3rd Contract Anniversary after the Rider
                                 Date and prior to the 10th Contract Anniversary
                                 after the Rider Date, thereafter every Contract
                                 Anniversary prior to the oldest Contract
                                 Owner's (Annuitant if Owner is not an
                                 individual) 95th, birthday, and the Contract
                                 Anniversary on or after the oldest Contract
                                 Owner's (Annuitant if Owner is not an
                                 individual) 95th birthday

DEFINITIONS

The following definitions are applicable to this Rider only:

ACCUMULATION BENEFIT AMOUNT      The Accumulation Benefit Amount is the amount
                                 that is guaranteed to be available as your
                                 Contract Value if your Rider is effect on the
                                 Accumulation Benefit Date and you do not take
                                 any withdrawals during the period beginning on
                                 the Rider Date and ending on the Accumulation
                                 Benefit Date.


BR003NQ.07-NY                           1                                     NY

GUARANTEED WITHDRAWAL AMOUNT     The Guaranteed Withdrawal Amount is the amount
(GWA)                            that is guaranteed to be available each
                                 Contract Year for withdrawal until the
                                 Guaranteed Withdrawal Balance is depleted while
                                 the Rider is in effect.

GUARANTEED WITHDRAWAL BALANCE    The Guaranteed Withdrawal Balance is the total
(GWB)                            amount available for future periodic guaranteed
                                 withdrawals and is used for the sole purpose of
                                 calculating the Guaranteed Minimum Withdrawal
                                 Benefit. The Guaranteed Withdrawal Balance is
                                 not used in calculating the Contract Value or
                                 any other guaranteed benefits. The GWB cannot
                                 be withdrawn in a lump sum and will not exceed
                                 the Maximum Benefit, shown in the
                                 Specifications above.

WITHDRAWALS                      The amount withdrawn, including any applicable
                                 Withdrawal Charges.

GUARANTEED BENEFIT

WITHDRAWAL BENEFIT

This Rider provides for a Guaranteed Minimum Withdrawal Benefit while the Rider is in effect. This benefit guarantees that you may take Withdrawals each Contract Year up to an amount equal to the GWA until your GWB is depleted, even if your Contract Value reduces to zero. In no event will the GWB exceed the Maximum Benefit, shown in the Specifications above. If you choose not to withdraw the full GWA available in any Contract Year, the remaining GWA cannot be carried forward to the next Contract Year. If you withdraw more than the GWA in any Contract Year, the GWB may be automatically reset, thereby possibly reducing the Guaranteed Minimum Withdrawal Benefit provided under this Rider to an amount less than the sum of all Payments. (During the Rider's Settlement Phase, you may not increase or decrease the settlement payments paid under the Rider.) Regardless, you may withdraw an amount up to your Contract Value at any time subject to all other terms and conditions of the Contract including any applicable Withdrawal Charges.

ACCUMULATION BENEFIT

If your Rider is in effect on the Accumulation Benefit Date and you do not take any withdrawals during the period beginning on the Rider Date and ending on the Accumulation Benefit Date, we will increase your Contract Value on the Accumulation Benefit Date to equal the Accumulation Benefit Amount described in the Specifications above. The excess of the Accumulation Benefit Amount over the Contract Value will be allocated to and among the Investment Accounts in proportion to their values as of the Accumulation Benefit Date.

If you add this Rider after the Contract Date but prior to the first Contract Anniversary, then we will calculate the Accumulation Benefit as if this Rider had been issued on the Contract Date.

If you add this Rider on or after the first Contract Anniversary, then the Contract Value on the Rider Date will be treated as a Payment for purposes of determining the Accumulation Benefit.

ADDITIONAL PAYMENTS

The following limits on Additional Payments are in addition to any Payment limitations described in your Contract.

No Additional Payment will be accepted without our prior approval on or after the first Contract Anniversary following the Rider Date that either:


BR003NQ.07-NY                           2                                     NY

     (a) exceeds the Additional Payment Limit, shown in the Specifications above or

     (b) causes the total of all Additional Payments received since the first Contract Anniversary following the Rider Date to exceed such Additional Payment Limit.

Notwithstanding the above, we reserve the right to refuse to accept additional Payments at any time after the first Contract Anniversary following the Rider Date.

CALCULATION OF GUARANTEED WITHDRAWAL BALANCE (GWB)

If this Rider is issued on the Contract Date, the initial GWB equals the amount of your initial Payment(s) to the Contract.

If you add this Rider after the Contract Date but prior to the first Contract Anniversary, then we will calculate the GWB as if this Rider had been issued on the Contract Date.

If you add this Rider on or after the first Contract Anniversary then the initial GWB equals the Contract Value on the Rider Date.

As described below, the GWB will increase as a result of a Step-Up and will decrease as a result of a Withdrawal. In no event will the GWB exceed the Maximum Benefit, shown in the Specifications above.

STEP-UP

If the Contract Value on any Step-Up Date is greater than the GWB on that date, the GWB will automatically Step-Up to an amount equal to the Contract Value on that Step-Up Date. If the Rider Fee Percentage would increase as a result of a Step-Up as described below in the "Rider Fee" provision, you will receive advance notice of the increase in the Rider Fee Percentage and be given the opportunity to decline the automatic Step-Up and the increase in Rider Fee Percentage. If you decline an automatic Step-Up, you will have the option to elect to Step-Up within 30 days following any subsequent Step-Up Date. This election will resume automatic Step-Ups and the fee will be adjusted to the Rider Fee Percentage then in effect

EFFECT OF WITHDRAWALS

If total Withdrawals during a Contract Year are less than or equal to the GWA, then the GWB will decrease by the amount of the Withdrawals. The effect of a Withdrawal less than or equal to the GWA that reduces the Contract Value to zero is described in the "Settlement Phase" provision.

If a Withdrawal causes total Withdrawals during a Contract Year to exceed the GWA or if total Withdrawals during a Contract Year have already exceeded the GWA, then the GWB will be automatically reset to equal the lesser of:

     (a)  the Contract Value immediately after the Withdrawal; or

     (b) the GWB immediately prior to the Withdrawal minus the amount of the Withdrawal.

See "Examples of Excess Withdrawal".

The effect of a Withdrawal greater than the GWA that reduces the Contract Value to zero is described in the "Rider Fee" and the "Termination" provision. The effects of a Withdrawal on the GWA are described below in the "Calculation of Guaranteed Withdrawal Amount (GWA) - Effect of Withdrawals" provision.

Notwithstanding the reset discussion above, a reset of the GWB will not result when all Withdrawals during the Contract Year are Life Expectancy Distributions elected under an automatic distribution program, provided by us, even if such Life Expectancy Distributions exceed the GWA for the Contract Year. (See the "Life Expectancy Distributions" provision.)


BR003NQ.07-NY                           3                                     NY

CALCULATION OF GUARANTEED WITHDRAWAL AMOUNT (GWA)

The initial GWA is equal to the Guaranteed Withdrawal Percentage, shown in the Specifications above, multiplied by the initial GWB. Each time an additional Payment is received, the GWA will equal the greater of:

     (a)  the GWA immediately prior to the Payment; or

     (b)  the lesser of:

          (i) the Guaranteed Withdrawal Percentage multiplied by the GWB immediately after the Payment; or

          (ii) the GWA immediately prior to the Payment plus an amount equal to the Payment multiplied by the Guaranteed Withdrawal Percentage.

As described below, the GWA may also increase as a result of a Step-Up of the GWB and may decrease as a result of a Withdrawal.

STEP-UP

Upon a Step-Up of the GWB, the GWA will equal the greater of:

     (a)  the GWA immediately prior to the Step-Up of the GWB; or

     (b) the Guaranteed Withdrawal Percentage multiplied by the GWB immediately after the Step-Up of the GWB.

EFFECT OF WITHDRAWALS

If total Withdrawals during a Contract Year are less than or equal to the GWA, then the GWA does not change as a result of the Withdrawal. If a Withdrawal causes total Withdrawals during a Contract Year to exceed the GWA or if total Withdrawals during a Contract Year have already exceeded the GWA, then the GWA will be automatically reset to equal the lesser of:

     (a)  the GWA immediately prior to the Withdrawal; or

     (b)  the Guaranteed Withdrawal Percentage multiplied by the greater of:

          (i)  the Contract Value immediately after the Withdrawal; or

          (ii) the GWB immediately after the Withdrawal.

See "Examples of Excess Withdrawal".

Notwithstanding the reset discussion above, a reset of the GWA will not result when Life Expectancy Distributions are taken even if such Life Expectancy Distributions exceed the GWA for the Contract year. (See the "Life Expectancy Distributions" provision.)

LIFE EXPECTANCY DISTRIBUTIONS

For purposes of this Rider, Life Expectancy Distributions are distributions within a calendar year that:

     (a) are part of a series of substantially equal periodic payments over the Owner's Life Expectancy (or, if applicable, the joint Life Expectancy of the Owner and the Owner's spouse) (hereinafter collectively referred to as the Owner's Life Expectancy); and

     (b)  are paid to the Owner:

          (i) pursuant to Internal Revenue Code ("Code") Section 72(q)(2)(D) upon the request of the Owner ("Pre-59 1/2 Distributions"); or

          (ii) pursuant to Code Section 72(s)(2) upon the request of the Owner ( "Non-Qualified Death Benefit Stretch Distributions"); and

     (c) are the Contract's proportional share of all such distributions as determined by the Company and based on the Company's understanding of the Code.

For purposes of this "Life Expectancy Distributions" provision, references to Owner also include the Beneficiary, as applicable.


BR003NQ.07-NY                           4                                     NY

We reserve the right to make any changes necessary to comply with the Code and Treasury Regulations.

SETTLEMENT PHASE

If the Contract Value reduces to zero, total Withdrawals during that Contract Year do not exceed the GWA, and the GWB is greater than zero, then the Rider will enter its settlement phase. The Contract will continue but all other rights and benefits under the Contract, including death benefits, will terminate and additional Payments will not be accepted. The Rider Fee will not be deducted during the Rider's settlement phase.

During the Rider's settlement phase, each Contract Year until the GWB is depleted, settlement payments that total an amount no greater than the GWA, or Life Expectancy Distributions if applicable, will automatically be paid to you. (See "Life Expectancy Distributions" provision.) If however, the GWA or the Life Expectancy Distribution, if applicable, exceeds the GWB, then the settlement payment for that Contract Year will be limited to the GWB. The settlement payments will be paid no less frequently than annually. You may choose among the frequencies that we make available at the time settlement payments begin. If any Owner dies during the Rider's settlement phase, remaining settlement payments will be paid to the Beneficiary and are subject to the distribution provisions of the "Death Benefit Before Maturity Date" section of the Contract.

This provision is also applicable if the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract and the Rider continues (as described in the "Effect of Payment of Death Benefit" provision) and Death Benefit distributions deplete the Death Benefit to zero. When this occurs, settlement payments made in the Rider's settlement phase are subject to the distribution provisions of the "Death Benefit Before Maturity Date" section of the Contract.

EFFECT OF PAYMENT OF DEATH BENEFIT

If you die prior to the Maturity Date and before the GWB is depleted, and if the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract, the Rider will continue. If the Rider continues, the Rider Fee will continue. (See the "Rider Fee" provision.) If the Rider continues, the GWB will automatically Step-Up if the Death Benefit on the date the Death Benefit was determined was greater than the GWB on that date. (See the "Calculation of Guaranteed Withdrawal Balance (GWB) - Step-Up" provision.) Any Death Benefit Distributions will be treated as withdrawals for purposes of calculating the Guaranteed Withdrawal Balance and the Guaranteed Withdrawal Amount.

If the Death Benefit is determined on or prior to the Accumulation Benefit Date, the Beneficiary is eligible for the Accumulation Benefit provided no Withdrawals, including any Death Benefit distributions, are taken between the Rider Date and the Accumulation Benefit Date. Any increase in the Contract Value due to payment of the Death Benefit will not be considered a Payment for purposes of the Accumulation Benefit.

The Beneficiary is eligible for any Step-Ups of the GWB. Remaining Step-Up Dates will be measured beginning from the date the Death Benefit was determined. The last available Step-Up Date will be the Contract Anniversary on or after the earlier of the Owner's 95th birthday or the Beneficiary's 95th birthday. When Withdrawals or Death Benefit distributions deplete the Contract Value to zero, if the GWB is still greater than zero, then the Rider enters its settlement phase. (See the "Settlement Phase" provision.)

Note that some methods of Death Benefit Distributions may result in an excess withdrawal of an amount that exceeds the Life Expectancy Distributions. In such cases, the Guaranteed Withdrawal Balance my be automatically reset, thereby possibly reducing the benefits provided under the Rider. (See the "Calculation of Guaranteed Withdrawal Balance (GWB) - Effect of Withdrawals" and "Calculation of Guaranteed Withdrawal Amount (GWA) - Effect of Withdrawals" provisions.)

RIDER FEE

To compensate us for assuming risks associated with the Guaranteed Minimum Withdrawal Benefit, we charge


BR003NQ.07-NY                           5                                     NY
an annual Rider Fee. While the Rider is in effect, the Rider Fee is deducted on each Contract Anniversary. The Rider Fee is withdrawn from each Investment Option in the same proportion that the value of Investment Accounts of each Investment Option bears to the Contract Value. The amount of the Rider Fee is equal to the Rider Fee Percentage, shown in the Specifications above, multiplied by the "Adjusted GWB." The Adjusted GWB is the GWB that was available on the prior Contract Anniversary adjusted for any Step-up or subsequent Payments made during the Contract Year prior to the current Contract Anniversary.

If a Withdrawal is taken on any date other than the Contract Anniversary and such Withdrawal reduces the Contract Value to zero, we will deduct a pro rata share of the Rider Fee from the amount otherwise payable. In the case of such a total Withdrawal, a pro rata share of the Rider Fee is equal to the Rider Fee Percentage, shown in the Specifications above, multiplied by the Adjusted GWB, defined above, and then multiplied by the number of days that have elapsed since the previous Contract Anniversary and divided by 365. For purposes of determining the Rider Fee, a total Withdrawal will be deemed to have been taken on the date the Death Benefit is determined and once an Annuity Option under the Contract has been elected. The Rider Fee will not be deducted during the Rider's settlement phase or after an Annuity Option under the Contract has commenced.

If the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract and the Rider continues, for purposes of this "Rider Fee" provision, the anniversaries of the date the Death Benefit was determined will be considered to be the Contract Anniversaries.

The initial Rider Fee Percentage is shown in the Specifications above. We reserve the right to increase the Rider Fee Percentage on the effective date of each Step-Up. In such a situation, the Rider Fee Percentage will never exceed the Maximum Rider Fee Percentage, shown in the Specifications above.

INVESTMENT OPTIONS

There are generally two types of Investment Options available under Contracts issued with this Rider: Portfolios and Models. Portfolios and Models initially available under this Rider are shown on the Contract's Specifications Page.

The actual percentages initially allocated to the Investment Options for the Portfolios and Models are also shown on the Contract's Specifications Page. If you choose to allocate to a Model, we will require periodic rebalancing of existing variable Investment Accounts to the required percentages. Rebalancing is done by re-allocating the Contract Value on a periodic basis to the percentages shown on the Contract's Specification Page.

In the future, certain Models or Portfolios may no longer be available for new Payments however previous allocations to such Models or Portfolios will be unaffected. We may also make new Models or Portfolios available subject to regulatory approval. We will provide at least 30 days prior notice of such changes to restrictions described herein.

Initially, if you choose to allocate your Contract Value to the Portfolios, you may allocate in one or a combination of the Portfolios currently available. If you choose to allocate to a Model, you must allocate your entire Contract Value to only one of the Models available. In the future, subject to restrictions, we may provide more flexibility in allocating your Contract Value to a combination of the Models then available.

You may transfer between a Model and the Portfolios available, on any date, provided your entire Contract Value is transferred. In the future, subject to restrictions, we may provide more flexibility in allocating your Contract Value between Models and Portfolios then available. Withdrawals are subject to all other conditions, limitations, restrictions or charges under the Contact. Withdrawals will be taken on a pro-rata basis from Investment Options in effect at the time of each withdrawal.


BR003NQ.07-NY                           6                                     NY

EXAMPLES OF EXCESS WITHDRAWAL

The following example illustrates the effect of an excess withdrawal on the GWA and GWB.

                     BEFORE WITHDRAWAL                      AFTER WITHDRAWAL
EXAMPLE   ---------------------------------------   -------------------------------
   #         CV        GWB      GWA    WITHDRAWAL    CV (A)     GWB          GWA
-------   -------   -------   ------   ----------   -------   -------     ---------
1         $25,000   $40,000   $3,200     $3,210     $21,790   $21,790(B)  $1,743.20(B)
2         $60,000   $40,000   $3,200     $3,210     $56,790   $36,790(C)  $   3,200(C)

(A)  Example assumes no withdrawal charges apply to withdrawal.

(B)  In Example #1, GWB = lesser of ($21,790 or $40,000 - $3,210) = $21,790;
     GWA = lesser of ($3,200 or 8% of the greater of ($21,790 or $21,790)) = $1,743.20.

(C)  In Example #2, GWB = lesser of ($56,790 or $40,000 - $3,210) = $36,790;
     GWA = lesser of ($3,200 or 8% of the greater of ($56,790 or $36,790)) = $3,200

TERMINATION

This rider will terminate upon the earlier of:

     a) the date a Death Benefit is payable and the Beneficiary takes the Death Benefit as a lump sum under the terms of the Contract; or

     b)   the date an Annuity Option commences; or

     c)   the date the Contract Value and the GWB both equal zero; or

     d) the date another Guaranteed Minimum Withdrawal Benefit rider is added to the Contract; or

     e)   termination of the Contract.

MISCELLANEOUS

Except as modified by this Rider, the provisions of the Contract also apply to this Rider.

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK


/s/ Emanuel Alves
-------------------------------------
Emanuel Alves
Secretary


BR003NQ.07-NY                           7                                     NY